UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ENERSYS

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter to Stockholders Annual Meeting Invitation Notice of 2005 Annual Meeting and Proxy Statement 2005 Annual Report on Form 10-K

Proxy Statement and

2005 Annual Report to Stockholders

Dear Fellow Stockholder:

We are pleased to provide our first annual report to our stockholders since becoming a public company in July 2004. Fiscal 2005 was an exciting year for our Company as we continued to address the challenges presented to us, especially higher commodity costs. In spite of these challenges, we continue to focus on profit enhancements and continued market share growth opportunities through both organic sales growth and acquisitions.

We posted a net sales increase of 12% over the prior fiscal year and net earnings of $32.4 million compared with $4.8 million in fiscal year 2004. On a pro forma basis adjusted to exclude special charges and to reflect our new capital structure as a result of the July 2004 initial public offering, net earnings were $38.2 million in fiscal 2005 compared with $36.2 million in fiscal 2004.

This increase in pro forma earnings was achieved in spite of a substantial increase in commodity costs, with the cost of lead in particular rising dramatically after several years of relatively low and stable prices. I am pleased with our performance in mitigating the impact of the higher commodity costs with selling price increases and improved operational efficiencies. Additionally, we have increased costs associated with being a public company, including preparation for compliance with the internal control assessment required by the Sarbanes-Oxley Act.

During the fiscal year we continued to strengthen our industry leadership position with the completion of an acquisition of an Australian motive power business. In addition, in June 2005, we acquired the motive power business of FIAMM, S.p.A., Europe’s third largest motive power battery manufacturer, further solidifying our market leadership position.

I thank you for your confidence in our Company. I remain confident in EnerSys’ long term performance and look forward to our continued success.

Sincerely,

John D. Craig
Chairman of the Board, President and Chief Executive Officer

Please refer to “Management’s Discussion and Analysis” in our Annual Report on Form 10-K attached to this letter for additional information, including a reconciliation of the non - GAAP measures to the comparable GAAP measures.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this letter regarding EnerSys’ business, which are not historical facts, are “forward-looking statements” that involves risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Form 10-K for the most recently ended fiscal year.

Annual Meeting Invitation

June 21, 2005

Dear Fellow Stockholder:

EnerSys will hold its 2005 annual meeting of stockholders (the “Annual Meeting”) on Thursday, July 21, 2005, at 10:00 a.m. (Eastern time) at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605. You can find directions to our corporate offices on the Investor Relations page of our website at www.enersys.com.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to read these proxy materials and cast your vote on the matters that will be presented at the Annual Meeting. Stockholders of record have the option of voting by telephone, through the Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. This will not prevent you from voting in person at the Annual Meeting.

I look forward to seeing you at the Annual Meeting. Thank you very much for your continued interest in EnerSys.

Sincerely,

John D. Craig
Chairman of the Board, President and Chief Executive Officer

i

NOTICE

OF

ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 21, 2005

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of EnerSys will be held on Thursday, July 21, 2005, at 10:00 a.m. (Eastern time) at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605, for the following purposes:

(1) Proposal No. 1: To elect three (3) Class I directors of EnerSys, each to serve for a term of three years and until their respective successors shall have been elected and qualified;

(2) Proposal No. 2: To ratify the appointment by the Audit Committee of EnerSys’ Board of Directors of Ernst & Young LLP as EnerSys’ independent auditors for the fiscal year ending March 31, 2006; and

(3) To transact such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on June 1, 2005, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD MAY VOTE BY TELEPHONE, THROUGH THE INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. SPECIFIC INSTRUCTIONS FOR TELEPHONE AND INTERNET VOTING ARE SET FORTH ON THE ENCLOSED PROXY CARD.

By Order of the Board of Directors

Richard W. Zuidema Executive Vice President Administration and Secretary

Reading, Pennsylvania

June 21, 2005

ii

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies. The Board of Directors of EnerSys is providing this Proxy Statement to solicit proxies for use at EnerSys’ annual meeting of stockholders to be held at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania, 19605 on Thursday, July 21, 2005, at 10:00 a.m. (Eastern time) or any adjournment or postponement thereof (the “Annual Meeting”). EnerSys is first delivering this Proxy Statement, the foregoing notice and the accompanying proxy card to stockholders on or about June 21, 2005. EnerSys will pay the expense of soliciting proxies. EnerSys expects to solicit proxies primarily by mail and the Internet. EnerSys’ directors, officers and team members may also solicit proxies personally or by electronic means.

Purpose of the Meeting. At the Annual Meeting, our stockholders will be asked to vote on the following proposals:

Proposal No. 1: To elect three (3) Class I directors of EnerSys, each to serve for a term of three years and until their respective successors shall have been elected and qualified; and

Proposal No. 2: To ratify the appointment by the Audit Committee of EnerSys’ Board of Directors of Ernst & Young LLP as EnerSys’ independent auditors for the fiscal year ending March 31, 2006.

Record Date. Only stockholders of record at the close of business on June 1, 2005 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 46,164,794 shares of EnerSys common stock outstanding, each of which will be entitled to one vote at the Annual Meeting.

Quorum. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting.

Voting and Revocation of Proxies. Stockholders of record can choose one of the following three ways to vote:

1. By mail: Complete, sign, date and return the enclosed proxy card in the pre-paid envelope provided. If you return the signed proxy card but do not mark the boxes showing how you wish to vote, your votes will be cast “FOR” the election of all director nominees and “FOR” ratification of EnerSys’ independent auditors.

2. By telephone: Call the toll-free telephone number on the proxy card (888-693-8683) and follow the instructions.

3. Through the Internet: Access the website www.cesvote.com and follow the instructions.

We encourage each stockholder of record to submit your proxy electronically on the Internet, if that option is available, or by telephone. Delivery of a proxy in any of the three ways listed above will not affect a stockholder’s right to attend the Annual Meeting and vote in person. If your shares are held in “street name” (that is, through a broker, trustee or other holder of record), you will receive a proxy card from your broker seeking instructions as to how your shares should be voted. If no instructions are given, your broker or nominee may vote your shares at its discretion on your behalf on routine matters (such as the election of directors and the ratification of independent auditors) under New York Stock Exchange rules. You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

Any stockholder giving a proxy may revoke it by doing any of the following:

•	Delivering a written notice of revocation to the Secretary of EnerSys, dated later than the proxy, before the vote is taken at the Annual Meeting;

•	Delivering a duly executed proxy to the Secretary of EnerSys, bearing a later date (including proxy by telephone or through the Internet) before the vote is taken at the Annual Meeting; or

•	Voting in person at the Annual Meeting (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

EnerSys

2366 Bernville Road

Reading, Pennsylvania 19605

Attention: Richard W. Zuidema, Executive Vice President and Secretary

Required Votes. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more director nominees will not be voted with respect to the director nominee or director nominees indicated.

The ratification of the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2006, requires the affirmative vote of the holders of a majority of the shares voted at the Annual Meeting in person or by proxy. Abstentions and broker non-votes will not constitute or be counted as “votes” cast for purposes of this proposal.

Attendance at the Annual Meeting. Attendance at the Annual Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of EnerSys.

Metalmark and our Institutional Stockholders. Metalmark Capital LLC, an independent private equity firm established in 2004 by former principals of Morgan Stanley Capital Partners to manage Morgan Stanley Capital Partners’ private equity funds and to make private equity investments in a broad range of industries (“Metalmark”), certain institutional stockholders, certain members of our senior management and our Company have entered into a Securityholder Agreement, dated as of July 26, 2004 (the “Securityholder Agreement”), which governs certain relationships among such parties. Metalmark and the Institutional Stockholders (as defined below) may be deemed to be a “group” for purposes of Section 13(d)(3) or Section 13(g)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), and Rule 13d-5(b)(1) thereunder. As of June 1, 2005, the Institutional Stockholders held 71.8% of the outstanding shares of our common stock. The Institutional Stockholders have advised us that they intend to vote all such shares in favor of the Board’s nominees for director, and in favor of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2006. As a result, we are assured a quorum at the Annual Meeting, the election of the Board’s nominees for directors, and the ratification of the appointment of Ernst & Young LLP.

The Institutional Stockholders are Morgan Stanley Dean Witter Capital Partners IV, L.P. (“MSCP IV, L.P.”), MSDW IV 892 Investors, L.P. (“MSCP IV 892, L.P.”), and Morgan Stanley Dean Witter Capital Investors IV, L.P. (“MSCI IV, L.P.”) (collectively, the “MSCP Funds”), Morgan Stanley Global Emerging Markets Private Investment Fund, L.P., and Morgan Stanley Global Emerging Markets Private Investors, L.P. (collectively, the “MSGEM Funds”), J.P. Morgan Direct Corporate Finance Institutional Investors LLC, J.P. Morgan Direct Corporate Finance Private Investors LLC, and 522 Fifth Avenue Fund, L.P. (collectively, the “J.P. Morgan Funds”), and First Plaza Group Trust and GM Capital Partners I, L.P. (collectively, the “GM Stockholders”). The MSCP Funds and the MSGEM Funds are hereinafter called, collectively, the “Morgan Stanley Funds.” For more information on the terms of, and the parties to, the Securityholder Agreement, see “Certain Relationships and Related Transactions—Securityholder Agreement” herein.

The general partners of the Morgan Stanley Funds are wholly owned subsidiaries of Morgan Stanley. An affiliate of Metalmark manages MSCP Funds IV, L.P. and MSCP IV 892, L.P. pursuant to a subadvisory agreement (the “Subadvisory Agreement”). In addition, under the subadvisory arrangement, MSCI IV, L.P. is effectively obligated to vote or direct the vote and to dispose or direct the disposition of any of our shares owned directly by it on the same terms and conditions as MSCP IV, L.P. and MSCP IV 892, L.P. As a result of the Securityholder Agreement and the Subadvisory Agreement, Metalmark may be deemed to control our management and policies.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

EnerSys’ certificate of incorporation provides that the Board of Directors shall consist of not less than three nor more than eleven members, as fixed by the Board of Directors from time to time. The certificate of incorporation also divides the Board into three classes, with each class to be as nearly equal in number as possible. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, nominees for directors in that class will be considered for election for three-year terms at the annual meeting of stockholders in the year in which the term of directors in that class expires.

EnerSys’ Board of Directors currently consists of seven members, divided into three classes. The classes are composed of the following directors:

Mr. Fry, Mr. Lehman and Mr. Marlo are Class I directors, whose terms will expire at the 2005 annual meeting of stockholders (at the Annual Meeting);

Mr. Elliott and Mr. Hoffman are Class II directors, whose terms will expire at the 2006 annual meeting of stockholders; and

Mr. Craig and Mr. Hoffen are Class III directors, whose terms will expire at the 2007 annual meeting of stockholders.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

Director Nominees

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Eric T. Fry, John F. Lehman, and Dennis S. Marlo for election as Class I directors of EnerSys. Each of the nominees currently serves as a director of EnerSys and has consented to being named in this Proxy Statement and to serve if elected. Each of the directors elected at the Annual Meeting will hold office until 2008. If any of the nominees become unable to accept nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. EnerSys’ management, however, has no present reason to believe that any Class I nominee will be unable to serve as a director, if elected.

The three nominees who receive the highest number of votes cast at the Annual Meeting will be elected Class I directors. Shares represented by properly delivered proxies will be voted for the Class I nominees unless otherwise specified in the proxy by the stockholder. Any stockholder who wishes to withhold authority from the proxyholders to vote for the election of directors or to withhold authority to vote for any individual nominee may do so by voting his or her proxy to that effect. Stockholders cannot cumulate their votes for the election of directors. No proxy may be voted for a greater number of persons than the number of nominees named.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

BOARD OF DIRECTORS

The following table sets forth certain information with respect to the Company’s directors and the director nominees as of the Record Date:

Name	Age	Position with EnerSys	Year First Became Director	Term as Director will Expire (1)
John D. Craig	54	Chairman of the Board, President and Chief Executive Officer	2000	2007
Chad L. Elliott	33	Director	2004	2006
Eric T. Fry	38	Director	2000	2005
Howard I. Hoffen	41	Director	2000	2007
Michael C. Hoffman	42	Director	2004	2006
John F. Lehman	62	Director	2004	2005
Dennis S. Marlo	62	Director	2004	2005

(1)	Directors’ terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

The principal occupation and business experience during the last five years of, and other information with respect to, each nominee for election as a director of EnerSys and of each continuing director is as follows:

John D. Craig. Mr. Craig has served as Chairman of the Board of Directors, President and Chief Executive Officer and a Director of EnerSys since November 2000. From 1998 to October 2000, he served as President and Chief Operating Officer of Yuasa, Inc., the predecessor company to EnerSys. Mr. Craig joined Yuasa in 1994. Mr. Craig received his Master of Electronics Engineering Technology degree from Arizona State University and his Bachelor’s degree from Western Michigan University.

Chad L. Elliott. Mr. Elliott has been a Director of EnerSys since the completion of our initial public offering (the “Offering”) on August 2, 2004. Mr. Elliott has been a Vice President of Metalmark Capital LLC since its formation in 2004. Prior to joining Metalmark, he was a Vice President of Morgan Stanley Capital Partners from 1999 to 2004. Mr. Elliott is a Director of Aventine Renewable Energy, Inc. Mr. Elliott received his Master of Business Administration degree from Harvard Business School and his Bachelor of Arts degree in Economics from Princeton University.

Eric T. Fry. Mr. Fry has been a Director of EnerSys since November 2000. Mr. Fry has been a Managing Director of Metalmark Capital LLC since its formation in 2004. Prior to joining Metalmark, he was a Managing Director of Morgan Stanley & Co. Incorporated (“MS & Co.”) and Morgan Stanley Capital Partners from 2002 to 2004, and Executive Director of Morgan Stanley Capital Partners from 1998 to 2001. He joined MS & Co. initially in 1989. Mr. Fry serves as a Director of American Color Graphics, Inc., Direct Response Corporation, Homesite Group, Inc., Vanguard Health Systems and The Underwriter Group Limited. Mr. Fry received his Master of Business Administration degree from Harvard Business School and his Bachelor of Science degree in Economics from The Wharton School at the University of Pennsylvania.

Howard I. Hoffen. Mr. Hoffen has been a Director of EnerSys since November 2000. Mr. Hoffen has been the Chairman and Chief Executive Officer of Metalmark Capital LLC since its formation in 2004. Prior to joining Metalmark, from 2001 to 2004, he was the Chairman and CEO of Morgan Stanley Capital Partners and a Managing Director of MS & Co., since 1997. Mr. Hoffen serves as a Director of Catalytica Energy Systems, Inc., which is traded on the NASDAQ Stock Market. He is also a Director of the following private companies: Cantera Resources Holdings LLC, Concert Capital Resources, LP, Direct Response Corporation, Homesite Group, Inc., Triana Energy Holdings LLC, and Union Drilling Co. Inc. Mr. Hoffen received his Master of Business Administration degree from Harvard Business School and his Bachelor of Science degree from Columbia University.

Michael C. Hoffman. Mr. Hoffman has been a Director of EnerSys since the completion of our Offering on August 2, 2004. Mr. Hoffman has been a Managing Director of Metalmark Capital LLC since 2004. Prior to joining Metalmark, he was a Managing Director of Morgan Stanley Capital Partners from 1998 to 2004. He joined MS & Co. in 1986 and worked in the firm’s Strategic Planning Group prior to joining Morgan Stanley Private Equity in 1990. Mr. Hoffman is a Director of American Color Graphics, Inc. and Aventine Renewable Energy, Inc., and is a former Director of Jefferson Smurfit Corporation and eAccess Limited. Mr. Hoffman received his Bachelor of Science degree in Operations Research and Industrial Engineering from Cornell University.

John F. Lehman. Mr. Lehman has been a Director of EnerSys since the completion of our Offering on August 2, 2004. Mr. Lehman is a founding partner of J.F. Lehman & Company, a private equity firm, and has been its Chairman since November 1990. Prior to founding J.F. Lehman & Company, Mr. Lehman was a Managing Director in Corporate Finance at PaineWebber Incorporated, served for six years as Secretary of the Navy, was a member of the National Security Council Staff, served as a delegate to the Mutual Balanced Force Reductions negotiations and was the Deputy Director of the Arms Control and Disarmament Agency. Mr. Lehman serves as a Director of Ball Corporation, which is traded on the New York Stock Exchange. He is the Chairman of the following private companies: Special Devices, Incorporated, OAO Technology Solutions, Inc., Racal Instruments, Inc. and Racal Acoustics Ltd. He also serves as a Director of ISO Inc., a private company. Mr. Lehman is a member of the National Commission on Terrorist Attacks Upon the United States. He is also Chairman of the Princess Grace Foundation. Mr. Lehman received his Bachelor of Science degree from St. Joseph’s University, his Bachelor of Arts and Master of Arts degrees from Cambridge University and a doctorate from the University of Pennsylvania.

Dennis S. Marlo. Mr. Marlo has been a Director of EnerSys since the completion of our Offering on August 2, 2004. Mr. Marlo has served as an Executive Vice President of Sovereign Bancorp, Inc. since June 2004 and served as Chief Risk Management Officer of Sovereign Bancorp, Inc. from April 2001 through June 2004. Mr. Marlo joined Sovereign in February 1998 as the President of the Pennsylvania Division of Sovereign Bank and was appointed Chief Financial Officer and Treasurer of Sovereign in May 1998, serving in that capacity through April 2001. Prior thereto, Mr. Marlo served as President and Chief Executive Officer of ML Bancorp Inc., a predecessor company of Sovereign, and as a partner with KPMG, LLP. Mr. Marlo completed the Graduate School of Community Bank Management at the University of Texas at Austin and received his Bachelor of Science degree in Accounting from La Salle University. He is a certified public accountant.

Messrs. Hoffen, Fry, Hoffman and Elliott serve on our Board of Directors as designated by Metalmark pursuant to the Securityholder Agreement and the Subadvisory Agreement. Such agreements effectively permit Metalmark to designate a majority of the nominees for election to our Board of Directors. The Securityholder

Agreement also provides that our Chief Executive Officer shall be nominated to the Board of Directors. The stockholders party to the Securityholder Agreement, including certain members of our senior management, have agreed to vote their shares of our common stock to elect these nominees for director.

CORPORATE GOVERNANCE

Controlled Company Exemption

Because Metalmark and the Institutional Stockholders party to the Securityholder Agreement hold more than 50% of the voting power of EnerSys, we are a “controlled company” under the New York Stock Exchange listing requirements. So long as we are a “controlled company,” we may elect not to comply with the NYSE’s requirements that a majority of our Board of Directors be independent directors and that all the members of our Compensation Committee and Nominating and Corporate Governance Committee be independent directors. We have so elected and, accordingly, we do not have a majority of independent directors on our Board of Directors and our Nominating and Corporate Governance and Compensation Committees are not comprised entirely of independent Directors. We intend to continue to take advantage of the “controlled company” exemption unless and to the extent Metalmark shall otherwise request.

Independence of Directors

In June 2005, EnerSys’ Board of Directors determined that Messrs. Lehman and Marlo are independent from EnerSys and EnerSys’ management under the NYSE’s listing standards. The Board considered all relevant facts and circumstances in making these independence determinations and concluded that there were no material relationships between either of Messrs. Lehman or Marlo and EnerSys. We expect to add a third independent member to our Board of Directors by July 26, 2005 (the first anniversary of the effective date of the registration statement for our Offering). There are no family relationships among our directors or executive officers.

Access to Corporate Governance Documents

EnerSys’ corporate governance information and materials, including our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and Code of Business Conduct and Ethics, are available on the Investor Relations page of EnerSys’ website at www.enersys.com and any stockholder may obtain printed copies of these documents by writing to Investor Relations at: EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, or by e-mail at: investorrelations@enersys.com or by calling Investor Relations at (610) 236-4040. Information contained on the website is not incorporated by reference or otherwise considered part of this Proxy Statement.

Committees of our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Our Board of Directors from time to time may establish other committees.

Audit Committee

Our Audit Committee consists of Messrs. Marlo (Chairperson), Fry and Lehman. The Board of Directors has determined that Mr. Marlo is an “audit committee financial expert,” as such term is defined in rules promulgated by the SEC under the Exchange Act. The Board of Directors has determined that Messrs. Lehman and Marlo are independent directors. Mr. Fry is a Managing Director of Metalmark, which beneficially owns more than 50% of our outstanding common stock and, therefore, is not deemed to be independent. By July 26, 2005 (the first anniversary of the effective date of the registration statement for our Offering), we plan to appoint an additional new independent member to the Audit Committee to replace Mr. Fry so that all three of our Audit Committee members will be “independent,” as such term is defined in Exchange Act Rule 10A-3(b)(i) and the New York Stock Exchange listing standards. EnerSys’ Audit Committee met three (3) times in the fiscal year ended March 31, 2005.

The Audit Committee is responsible for:

•	appointing, compensating and overseeing the Company’s independent registered public accounting firm (“independent auditors”);

•	overseeing management’s fulfillment of its responsibilities for financial reporting and internal control over financial reporting; and

•	overseeing the activities of the Company’s internal audit function.

For additional information, see “Audit Committee Report” and the Company’s Audit Committee Charter, which is attached to this Proxy Statement as Exhibit I.

Compensation Committee

Our Compensation Committee consists of Mr. Hoffen (Chairman), Mr. Fry and Mr. Marlo. The Compensation Committee is responsible for:

•	reviewing and approving the compensation of our Chief Executive Officer and other executive officers;

•	reviewing and consulting with the Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters; and

•	administering our stock plans and other incentive compensation plans.

None of our executive officers serves as a member of the Board of Directors or the Compensation Committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee. This Committee met two (2) times in the fiscal year ended March 31, 2005.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Mr. Hoffen (Chairperson), Mr. Fry and Mr. Marlo. The Board of Directors has determined that Mr. Marlo is an independent director. Messrs. Hoffen and Fry are not independent directors by virtue of their affiliations with Metalmark, which beneficially owns more than 50% of our outstanding common stock. The Nominating and Corporate Governance Committee is responsible for identifying and recommending potential candidates qualified to become board members, recommending directors for appointment to board committees and developing and recommending to our Board of Directors a set of corporate governance principles. The Committee met two (2) times in the fiscal year ended March 31, 2005.

Process for Selection of Director Nominee Candidates

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of EnerSys are that a candidate demonstrate, by significant accomplishments in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of EnerSys and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee considers the following characteristics in reviewing director candidates:

•	integrity and character;

•	sound and independent judgment;

•	breadth of experience;

•	insight and knowledge;

•	business acumen;

•	leadership skills;

•	scientific or technology expertise;

•	familiarity with issues affecting global businesses in diverse industries;

•	prior government service; and

•	diversity of backgrounds and experience.

In addition to these requirements, the Nominating and Corporate Governance Committee will also evaluate, in the context of the needs of the Board, whether the nominee’s skills are complementary to the existing Board members’ skills, and assess any material relationships with EnerSys or third parties that might adversely impact independence and objectivity, as well as such other criteria as the Nominating and Corporate Governance Committee determines to be relevant at the time. The Nominating and Corporate Governance Committee, Committee Chair and/or EnerSys’ Chief Executive Officer interview candidates that meet the criteria, and the Nominating and Corporate Governance Committee selects candidates that best suit the Board’s needs. EnerSys may from time to time hire an independent search firm to help identify and facilitate the screening and interview process of director candidates.

Mr. Lehman, who was first appointed to the Board in August 2004, was recommended for consideration by the Nominating and Corporate Governance Committee by Mr. Hoffen, a non-management director. Mr. Marlo, who was first appointed to the Board in August 2004 following completion of our Offering, was recommended for consideration by the Nominating and Corporate Governance Committee by our outside counsel, Stevens & Lee.

Stockholders may recommend qualified persons for consideration by the Nominating and Corporate Governance Committee. Stockholders making a recommendation must submit the same information as that required to be included by EnerSys in its Proxy Statement with respect to nominees of the Board of Directors. The stockholder recommendation should be submitted in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605 (Attn: Richard W. Zuidema, Executive Vice President Administration and Secretary).

The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. However, the Nominating and Corporate Governance Committee will also review the performance as a director of any person already serving on the Board of Directors of EnerSys in determining whether to recommend that the Director be re-nominated.

Charters of the Committees of the Board of Directors

The Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee each operate pursuant to a written charter adopted by the Board of Directors. Each Committee reviews its charter at least annually. The charter of the Audit Committee is attached hereto as Exhibit I. Each Committee’s charter is available on the Investor Relations page of EnerSys’ website at www.enersys.com and is available to print to any stockholder who requests it. Information contained on the website is not incorporated by reference or otherwise considered part of this Proxy Statement.

Director Attendance at Board, Committee and Annual Meetings

EnerSys’ Corporate Governance Guidelines provide that directors are expected to attend meetings of the Board and meetings of the committees on which they serve. During our fiscal year 2005, the Board of Directors met a total of three (3) times. Each director attended at least 75% of the total number of meetings of the Board and its committees on which the director served during the fiscal year ended March 31, 2005, based on the number of such meetings held during the period for which each person served as a director or on a committee. It is the Company’s policy that directors are invited and encouraged to attend the Annual Meeting. The stockholders acted by written consent one time in fiscal year 2005 and did not hold a meeting.

Executive Sessions of Non-Management Directors

The Board has established a policy requiring non-management directors to meet in executive session periodically during the course of each year and has established procedures for determining which non-management director will serve as the presiding director for these executive sessions. The presiding director is designated by the Board of Directors. In addition, it is expected that at least once a year the independent directors will meet in a separate executive session. Mr. Hoffen has been designated as the presiding director for fiscal year 2006.

Communications with the Board of Directors

Stockholders and other interested parties who desire to communicate directly with EnerSys’ non-management directors should submit such communication in writing addressed to the “Presiding Director” or “Non-Management Directors,” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by email to the Presiding Director or Non-Management Directors at presidingdirector@enersys.com. Communications intended for the full Board of Directors may be submitted in the same manner.

Stockholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with EnerSys’ Audit Committee in writing addressed to the “Audit Committee Chair” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by e-mailing the Audit Committee at auditcommittee@enersys.com.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to our Chief Executive Officer, Chief Financial Officer and Controller, as well as our other officers, directors and employees. Any amendment to, or waiver from, the Code for executive officers or directors will be disclosed on the Investor Relations page of EnerSys’ website at www.enersys.com.

Director Compensation

EnerSys believes that the amount, form and methods used to determine director compensation are important ingredients in (i) attracting and maintaining directors who are independent, interested, diligent and actively involved in overseeing EnerSys’ affairs; and (ii) more substantially aligning the interests of EnerSys’ directors with the interests of EnerSys’ stockholders.

Our directors (other than Mr. Craig, our Chairman, President and Chief Executive Officer) receive an annual retainer of $50,000 and a fee of $2,500 for each of our board meetings, and $1,000 for each committee meeting, attended in person (or $1,250 for each of our board meetings, and $500 for each committee meeting, attended by telephone). Each of our directors annually receives options to acquire 2,500 shares of common stock at an exercise price equal to the closing market price on the date of the grant. Such options vest immediately prior to the annual meeting of stockholders following such grant. We reimburse directors for reasonable expenses incurred in connection with their attendance at board and committee meetings.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of EnerSys has appointed Ernst & Young LLP, independent registered public accounting firm, as EnerSys’ independent auditors for the fiscal year ending March 31, 2006. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the appointment.

Ernst & Young LLP has conducted the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ended March 31, 2005. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS ENERSYS’ INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2006.

EXECUTIVE OFFICERS

Our current executive officers, and certain information regarding them (other than Mr. Craig, whose information is included under “Board of Directors”) are listed below. All data is as of June 21, 2005.

Michael T. Philion, age 53, Executive Vice President—Finance and Chief Financial Officer. Mr. Philion has served as Executive Vice President—Finance and Chief Financial Officer since November 2000. From 1994 to October 2000, he served as Vice President—Finance and Chief Financial Officer of Yuasa, Inc. Mr. Philion is a certified public accountant. He received his Bachelor of Science degree in Accounting from Pennsylvania State University.

Richard W. Zuidema, age 56, Executive Vice President—Administration and Secretary. Mr. Zuidema served as Executive Vice President—Administration and Secretary since March 2002. From November 2000 until March 2002, Mr. Zuidema was Executive Vice President—Administration and International. Mr. Zuidema served as Vice President—Administration of Yuasa, Inc. from 1998 to 2000. Mr. Zuidema received his Master of Business Administration degree from the University of Buffalo and his Bachelor of Sciences degree in Business Administration and Finance from the State University of New York.

John A. Shea, age 42, Executive Vice President, Americas. Mr. Shea has served as Executive Vice President, Americas since February 2005. Prior thereto, Mr. Shea served as Executive Vice President—Motive Power Americas since March 2002. From November 2000 to March 2002, he served as Executive Vice President—Motive Power. From 1995 to November 2000, Mr. Shea was Vice President Sales and Marketing—Motive Power of Yuasa, Inc. Mr. Shea received his Bachelor of Arts degree in Business Administration with a double major in Marketing and Human Resource Management from California State University.

Raymond R. Kubis, age 51, President—Europe. Mr. Kubis has served as President—Europe, since March 2002. From October 1998 to March 2002, Mr. Kubis was Vice President, General Manager, Motive Power, for the Energy Storage Group of Invensys plc. Mr. Kubis received his Master of Business Administration degree from The Wharton School of the University of Pennsylvania and his Bachelor of Science degree in Accounting from the University of Illinois.

Cheryl A. Diuguid, age 54, Senior Vice President—Asia. Ms. Diuguid has served as Senior Vice President—Asia since February 2004. From March 2002 to February 2004, Ms. Diuguid served as Vice President of Strategic Planning and Asia. Ms. Diuguid was employed by Invensys plc from 1991 to 2002, where she served as Vice President and General Manager of Worldwide Operations for the Energy Storage Group from April 1999 to March 2002. Ms. Diuguid received her Master of Business Administration degree from Duke University, her Master of Science degree in Chemistry from the University of Virginia and her Bachelor of Science degree in Chemistry from Lynchburg College.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the short-term annual and long-term compensation awarded to, earned by or paid for services in all capacities to EnerSys with respect to the fiscal years ended March 31, 2005, and March 31, 2004, for EnerSys’ Chief Executive Officer and each of the other four most highly compensated senior executive officers of EnerSys as of the end of the last fiscal year (collectively, the “Named Executive Officers”):

Summary Compensation Table

		Annual Compensation									Long-Term Compensation Awards
Name and Principal Position	Year	Salary			Bonus			Other Annual Compensation			Securities Underlying Options/ SARS (#)	All Other Compensation
John D. Craig Chairman, President and Chief Executive Officer and Director	2005 2004	$ $	725,000 725,000		$ $ $	356,500 725,000 3,687,855	(3) (4)	$ $	2,100 2,100	(1) (1)	20,504 128,278	$ $	40,205 32,909	(2) (2)

Michael T. Philion Executive Vice President-Finance and Chief Financial Officer	2005 2004	$ $	335,000 335,000		$ $ $	98,800 201,000 1,580,280	(3) (4)	$ $	2,100 2,100	(1) (1)	8,179 51,300	$ $	18,709 9,916	(5) (5)

Richard W. Zuidema Executive Vice President- Administration and Secretary	2005 2004	$ $	336,000 336,000		$ $ $	99,100 201,600 1,207,049	(3) (4)	$ $	2,100 2,100	(1) (1)	8,179 51,300	$ $	18,200 10,137	(5) (5)

John A. Shea Executive Vice President- Americas	2005 2004	$ $	311,000 311,000		$ $ $	91,800 186,600 1,259,796	(3) (4)	$ $	2,100 2,100	(1) (1)	8,179 51,300	$ $	18,654 9,684	(5) (5)

Raymond R. Kubis President-Europe	2005 2004	$ $	386,880 366,048	(6) (7)	$ $ $	114,140 217,587 415,477	(8) (4)	$ $	108,843 75,894	(9) (9)	8,179 51,300	$ $	25,162 22,860	(10) (10)

(1)	Consists of car allowance benefits.
(2)	Consists of long-term disability premiums in the amount of $7,150 for fiscal year 2005 and $7,150 for fiscal year 2004, 401(k) matching contributions in the amount of $18,653 for fiscal year 2005 and $9,859 for fiscal year 2004 plus benefits under a split dollar life insurance policy in the amount of $960 for fiscal year 2005 and $890 for fiscal year 2004 of imputed income associated with the term insurance portion of the policy and $13,442 for fiscal year 2005 and $15,010 for fiscal year 2004 of imputed interest income resulting from the premiums paid in fiscal years 2004 and 2005, respectively. These benefits represent the price of the term portion of the policy premiums plus the discounted present value of the imputed interest on the investment portion of the premiums over Mr. Craig’s expected life. The annual premiums for Mr. Craig’s insurance policy totaled $31,100 per year for the 2004 and 2005 fiscal years.
(3)	Consists of normal bonus for fiscal year ended March 31, 2004, paid in the fiscal year ended March 31, 2005.
(4)	Consists of a one-time payment in connection with our recapitalization on March 17, 2004. To treat management equitably with other stockholders, because significant portions of management’s equity interests were in the form of options to purchase shares of our common or preferred stock, we made a cash distribution to each individual based on the aggregate in-the-money value of his or her vested options. These one-time bonus payments were made to all members of management who held unexercised options.
(5)	Consists of 401(k) matching contributions.
(6)	U.S. dollar equivalent of annual salary of €297,600, based on an exchange rate at March 31, 2005, of $1.30 to €1.00.
(7)	U.S. dollar equivalent of annual salary of €297,600, based on an exchange rate at March 31, 2004, of $1.23 to €1.00.
(8)	Consists of U.S. dollar equivalent of fiscal year 2005 bonus of €87,800 and fiscal year 2004 bonus of €176,900, based on exchange rates at March 31, 2005, of $1.30 to €1.00, and March 31, 2004, of $1.23 to €1.00, respectively.
(9)	U.S. dollar equivalent of €89,726 for fiscal year 2005, and €61,703 for fiscal year 2004, based on exchange rates at March 31, 2005, of $1.30 to €1.00 and March 31, 2004, of $1.23 to €1.00, respectively. This represents perquisites paid to Mr. Kubis for fiscal years 2005 and 2004 and includes private school tuition of $59,020 and $55,781, respectively, for Mr. Kubis’ children, personal travel expenses of $29,932 and $9,546, respectively, car allowance benefits of $6,631 and $2,688, respectively, and payments of $13,260 and $7,879, respectively, for tax advisory services.

(10)	This represents the U.S. dollar equivalent of €19,356 for fiscal year 2005 and €18,585 for fiscal year 2004 in pension contributions to an individual retirement account, based on exchange rates at March 31, 2005, of $1.30 to €1.00, and at March 31, 2004, of $1.23 to €1.00.

Stock Option/SAR Grants in Fiscal 2005

The following table presents information regarding stock options granted to our Named Executive Officers during fiscal year 2005. Such options were granted in accordance with a resolution passed by the Board of Directors on March 22, 2002, in connection with the issuance of preferred shares to certain of our Institutional Stockholders:

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted (#)(1)	Percentage of Total Option/ SARs Granted to Employees in Fiscal 2005	Exercise of Base Price per Share ($/Sh)	Expiration Date	5%	10%	0%
John D. Craig Chairman, President and Chief Executive Officer	10,944 6,526 3,034	5.64 3.36 1.56	10.82 16.24 21.91	10/30/08 10/30/07 10/30/10	97,980 17,044 —	146,929 37,860 —	56,690 — —

Michael T. Philion Executive Vice President— Finance and Chief Financial Officer	4,360 2,622 1,197	2.25 1.35 0.62	10.82 16.24 21.91	10/30/08 10/30/07 10/30/10	39,035 6,848 —	58,535 15,211 —	22,585 — —

Richard W. Zuidema Executive Vice President— Administration and Secretary	4,360 2,622 1,197	2.25 1.35 0.62	10.82 16.24 21.91	10/30/08 10/30/07 10/30/10	39,035 6,848 —	58,535 15,211 —	22,585 — —

John A. Shea Executive Vice President— Americas	4,360 2,622 1,197	2.25 1.35 0.62	10.82 16.24 21.91	10/30/08 10/30/07 10/30/10	39,035 6,848 —	58,535 15,211 —	22,585 — —

Raymond R. Kubis President—Europe	4,360 2,622 1,197	2.25 1.35 0.62	10.82 16.24 21.91	10/30/08 10/30/07 10/30/10	39,035 6,848 —	58,535 15,211 —	22,585 — —

(1)	All grants were 50% vested upon issuance, vested an additional 30% upon the occurrence of our Offering, and the remaining 20% vested on March 22, 2005.
(2)	Represents the difference between the market value of our common stock for which the option may be exercised, assuming that the market value of our common stock on the date of grant appreciates in value to the end of the option term at annualized rates of 0%, 5% and 10%, respectively, and the exercise price of the option. The rates of appreciation used in this table are prescribed by regulation of the SEC and are not intended to forecast future appreciation of the market value of our common stock.

Aggregated Option/SAR Exercises in Fiscal 2005 and Fiscal Year-End Option/SAR Values

None of our Named Executive Officers exercised options to purchase our common stock during the fiscal year ended March 31, 2005. The following table shows information about the value of each of our Named Executive Officers’ unexercised options as of March 31, 2005.

Fiscal 2005 Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
John D. Craig Chairman, President and Chief Executive Officer	—	—	2,114,231	—	$3,773,145	—

Michael T. Philion Executive Vice President—Finance and Chief Financial Officer	—	—	862,018	—	$1,663,349	—

Richard W. Zuidema Executive Vice President—Administration and Secretary	—	—	804,347	—	$1,123,549	—

John A. Shea Executive Vice President—Americas	—	—	812,600	—	$1,200,797	—

Raymond R. Kubis President—Europe	—	—	445,875	—	$542,094	—

(1)	Based upon the number of options with an exercise price of less than $13.10, the closing price of our stock on March 31, 2005.

Equity Compensation Plan Information

The following table sets forth information as of March 31, 2005, regarding all of our existing compensation plans pursuant to which equity securities are authorized for issuance to employees and non-employee directors.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)	Total of securities reflected in columns (a) and (c)
	(a)	(b)	(c)	(d)
Equity Compensation Plans Approved By Stockholders(1)	7,274,614	$13.72	869,000	8,143,614
Equity Compensation Plans Not Approved By Stockholders	—	—	—	—
Total	7,274,614	$13.72	869,000	8,143,614

(1)	The securities available for issuance may be in the form of options, incentive stock options, restricted shares, bonus shares, stock appreciation rights, stock units, or performance shares.

EMPLOYMENT AGREEMENTS

All of our Named Executive Officers have entered into employment or directorship agreements with us. The following is a description of the material terms of these agreements.

Employment Agreements with Messrs. Craig, Philion, Zuidema and Shea

We entered into an employment agreement with Mr. Craig on November 9, 2000. Mr. Craig’s employment agreement is for a three-year term that is automatically extended on a daily basis to continue for three years from the date of such extension. Mr. Craig’s employment agreement provides that we will nominate and use our best efforts to cause him to be elected as a director and as Chairman of the Board and that he shall also serve as the Chief Executive Officer and Chairman of the Board of each direct and indirect subsidiary of EnerSys. Mr. Craig’s employment agreement provides that he may not compete with our business for three years following termination of his employment.

We entered into employment agreements with each of Messrs. Philion, Zuidema and Shea on November 9, 2000. The employment agreements entered into by Messrs. Philion, Zuidema and Shea are for a two-year term that is automatically extended on a daily basis to continue for two years from the date of such extension. These employment agreements provide generally that the executive may not compete with our business for two years following termination of his employment.

Subject to annual increases at the sole discretion of the Compensation Committee, Mr. Craig’s base salary for fiscal year 2006, effective as of April 1, 2005, was increased to $745,000 from his fiscal year 2005 base salary of $725,000; Mr. Philion’s base salary for fiscal year 2006, effective as of April 1, 2005, was increased to $344,000 from his fiscal year 2005 base salary of $335,000; Mr. Zuidema’s base salary for fiscal year 2006, effective as of April 1, 2005, was increased to $345,000 from his fiscal year 2005 base salary of $336,000; and Mr. Shea’s base salary for fiscal year 2006, effective as of April 1, 2005, was increased to $335,000 from his fiscal year 2005 base salary of $311,000. Contingent upon meeting goals established by the Board of Directors and the Compensation Committee, Mr. Craig is entitled to a bonus of up to 100% of base salary, and each of Messrs. Philion, Zuidema and Shea is entitled to a bonus of up to 60% of base salary. The employment agreements for each of the executives provide that if any payments owed to the executive (whether pursuant to the respective employment agreement or otherwise) are subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, we will provide the executive with a tax gross-up payment such that, after payment of any excise tax on the underlying payment and all taxes on the gross-up payment, the executives would retain an amount before payment of income and employment taxes equal to the underlying payment.

We may terminate the employment of Messrs. Craig, Philion, Zuidema or Shea for cause if he has been involved in any of the following: the commission of a felony or crime involving moral turpitude; a knowing and intentional fraud; an act or omission that is materially injurious to EnerSys; or the willful and continued failure or refusal to substantially perform his duties as an employee of EnerSys. If we were to terminate the employment of one of these executives without cause, or if he were to resign with good reason (as defined below), we would be obligated to pay him his base salary, plus annual bonuses in an amount equal to the average of his two most recent annual bonuses, for the remainder of the term of the employment agreement. “Good reason” means any of the following: a decrease in base salary; a material diminution of authority, responsibilities or positions of the executive; a relocation to any office location that is more than 50 miles from Reading, Pennsylvania; or our giving notice that we intend to discontinue the automatic extension of the employment agreement.

Directorship Agreement with Mr. Kubis

On January 8, 2002, Mr. Kubis entered into a directorship agreement and a managing directorship agreement with us with respect to his services as President-Europe. These directorship agreements are for two-year terms that may be extended at our option. They were last amended on April 13, 2005. They provide generally that Mr. Kubis may not compete with our business for at least 12 months following termination of his directorship. Subject to annual increases at the sole discretion of the Compensation Committee, Mr. Kubis’s base salary, effective as of April 1, 2005, was increased to €306,000 (U.S. dollar equivalent of $397,800, based on an exchange rate at March 31, 2005, of $1.30 to €1.00) from his fiscal year 2005 base salary of €297,600 (U.S. dollar equivalent of $366,048, based on an exchange rate at March 31, 2004, of $1.23 to €1.00), and, contingent upon meeting goals established by the Board of Directors and the Compensation Committee, Mr. Kubis is entitled to an annual bonus of up to 60% of base salary. The directorship agreement provides that if any payments due to Mr. Kubis are subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, we will provide Mr. Kubis with a tax gross-up payment such that, after payment of any excise tax on the underlying payment and all taxes on the gross-up payment, Mr. Kubis would retain an amount before payment of income and employment taxes equal to the underlying payment.

We may terminate Mr. Kubis’ directorship appointment for cause if he has been involved in any of the following: the commission of a felony or crime involving moral turpitude; a knowing and intentional fraud; an act or omission that is materially injurious to EnerSys; or the willful and continued failure or refusal to substantially perform his duties as a director. If we were to terminate Mr. Kubis’ appointment without cause, or if he were to resign with good reason (as defined below), we would be obligated to pay him his base remuneration, plus annual bonuses in an amount equal to the average of his two most recent annual bonuses, for two years. “Good reason” means any of the following: a decrease in base remuneration; a material diminution of authority, responsibilities or positions; a relocation from Brussels, Belgium to any other location, unless Mr. Kubis is relocated to the United States or, upon 90 days’ prior notice and the payment of reasonable relocation expenses, to London, Paris or Frankfurt; or a failure to renew the managing directorship agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification

Delaware law, our certificate of incorporation and our bylaws contain limitation of liability provisions and provisions for indemnification of our directors and officers.

In addition, we have entered into an indemnification agreement with each of our directors and officers. Pursuant to this agreement, we will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each director or officer who is, or is threatened to be made, a party to any proceeding by virtue of the fact that such person is or was one of our directors or officers. Indemnification will be provided for all costs, judgments, penalties, fines, liabilities and amounts paid in settlement of any such proceeding and for expenses actually and reasonably incurred in connection with any such proceeding.

Directors and officers of EnerSys are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by EnerSys. The premium for the fiscal year ended March 31, 2005, specifically for directors and officers, as individuals, was $0.1 million.

Indemnity and Expense Agreement

We have agreed with each of the Morgan Stanley Funds, in an agreement dated March 22, 2002, that, to the fullest extent permitted by law, none of such stockholders, or any of their respective partners or other affiliates, or their respective members, stockholders, directors, managers, officers, employees, agents or other affiliates, or any person or entity who serves at the request of any such stockholder on behalf of any person or entity as an officer, director, manager, partner or employee of any person or entity (referred to as indemnified parties), shall be liable to us for any act or omission taken or suffered by such indemnified party in connection with the conduct of our affairs or otherwise in connection with such stockholder’s ownership of shares of our common stock, unless such act or omission resulted from fraud, willful misconduct or gross negligence by such indemnified party or any mistake, negligence, dishonesty or bad faith of any agent of such indemnified party.

We have also agreed with each Morgan Stanley Fund that, to the fullest extent permitted by law, we will indemnify each of such indemnified parties for any and all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by such indemnified party and arise out of or in connection with our affairs, or any indemnified party’s ownership of shares of our common stock, including acting as a director, manager or officer or its equivalent; provided that an indemnified party shall be entitled to indemnification only to the extent that such indemnified party’s conduct did not constitute fraud, willful misconduct or gross negligence.

We have also agreed to pay, or reimburse, each Morgan Stanley Fund for all such stockholder’s reasonable out-of-pocket fees and expenses incurred in connection with and related to such stockholder’s ownership of shares of our common stock.

Relationship with Metalmark and Morgan Stanley

As of March 31, 2005, Morgan Stanley Senior Funding, Inc., a subsidiary of Morgan Stanley, acts as an agent under our senior secured credit facility. Morgan Stanley Senior Funding was a lender and acted as agent under our former senior secured credit facility.

Since the beginning of our 2002 fiscal year until repayment of our former secured credit facility in March 2004, Morgan Stanley Senior Funding received fees totaling $0.3 million for its services as agent under that facility. In addition to these fees, other affiliates of Morgan Stanley have received a total of $0.3 million in fees and expense reimbursements for services provided to us since the beginning of our 2002 fiscal year, including $0.1 million in connection with the ESG acquisition. In connection with the March 2004 refinancing of our then existing credit agreements and related recapitalization, Morgan Stanley Senior Funding received the following fees for its role in arranging the new credit facilities: $0.5 million for the senior secured revolving credit facility, $1.1 million for the senior secured term loan B and $0.9 million for the senior second lien term loan. Morgan Stanley Senior Funding is not entitled to receive any ongoing fees or expense reimbursements for any services rendered under the credit agreements. Morgan Stanley Senior Funding is not committed to fund any portion of the senior secured term loan B and, accordingly, will not receive any amounts if any of those loans are prepaid.

As part of the March 2004 recapitalization and the related distribution of $258.4 million to stockholders, the Morgan Stanley Funds received approximately $217 million.

The general partners of the Morgan Stanley Funds are wholly owned subsidiaries of Morgan Stanley. An affiliate of Metalmark manages MSCP IV, L.P. and MSCP IV 892, L.P. pursuant to the Subadvisory Agreement. In addition, under the Subadvisory Agreement, MSCI IV, L.P. is effectively obligated to vote or direct the vote and to dispose or direct the disposition of any of our shares owned directly by it on the same terms and conditions as MSCP IV, L.P. and MSCP IV 892, L.P.

Institutional Stockholders hold 71.8% of the outstanding shares of our common stock. As a result of the Securityholder Agreement and the Subadvisory Agreement, Metalmark may be deemed to control our management and policies. In addition, Metalmark may be deemed to control all matters requiring stockholder approval, including the election of our directors, the adoption of amendments to our certificate of incorporation and the approval of mergers and sales of all or substantially all our assets. Circumstances could arise under which the interests of Metalmark could be in conflict with the interests of our other stockholders. For more information, see “General Information—Metalmark and Our Institutional Stockholders” herein.

Securityholder Agreement

We entered into a securityholder agreement with MSCP Funds and our other equity holders dated as of November 9, 2000, providing for certain governance matters, restrictions on transfers of our equity interests by certain equity holders and certain registration rights. Prior to our Offering, we entered into an amended and restated securityholder agreement, which we refer to herein as the “Securityholder Agreement,” with Metalmark and the Institutional Stockholders as well as with certain members of our senior management.

The Compensation Committee, in consultation with our Chief Executive Officer, from time to time, designates members of our senior management to be subject to the Securityholder Agreement whether or not such person is then employed by us. Currently, Ms. Cheryl A. Diuguid and Messrs. John D. Craig, Michael T. Philion, Richard W. Zuidema, Charles K. McManus (retired employee), John A. Shea and Raymond R. Kubis (collectively, the ”Management Securityholders”) are subject to the Securityholder Agreement. The Management Securityholders own an aggregate of 314,615 outstanding shares of our common stock and options to purchase an aggregate of 5,151,286 shares of common stock. Collectively, the Institutional Stockholders and Management Securityholders own an aggregate of 33,475,176 outstanding shares of our common stock, constituting 72.5% of our outstanding shares of common stock

All significant decisions involving our company or our subsidiaries require the approval of our Board of Directors, acting by a simple majority vote. The Securityholder Agreement provides that our Board of Directors will consist of seven members, which may be increased to not more than nine members at the discretion of our Board of Directors and our chief executive officer will be a nominee for election to our Board of Directors. The Securityholder Agreement and the Subadvisory Agreement effectively permit Metalmark to designate a majority of the nominees for election to our Board of Directors and to designate a majority of the members of our Compensation Committee and Nominating and Corporate Governance Committee. For information on voting by parties to the Securityholder Agreement, see “General Information—Metalmark and Our Institutional Stockholders” and “Corporate Governance” herein. Such rights are subject to any listing requirement of the NYSE on which the shares of our common stock trade, and to any other requirements of the Exchange Act, which may require that some of such nominees and committee members be “independent,” as such term is defined in Rule 10A-3(b)(i) under the Exchange Act or otherwise. Such rights to designate a majority of such nominees or committee members will terminate when EnerSys may no longer avail itself of the “controlled company” exemption under the NYSE listing requirements as a result of the beneficial ownership of our shares by the Institutional Stockholders. Thereafter, and until the Institutional Stockholders cease to own at least 15% of our outstanding common stock, Metalmark will be entitled to designate a number of such nominees or members that is proportionate to such stockholders’ percentage holdings of our common stock.

We have agreed with each member of our senior management, who is a party to the Securityholder Agreement, that such person may not, directly or indirectly, transfer or encumber his or her shares of our common stock owned, or issuable upon the exercise of options, subject to certain exceptions. These restrictions terminate with respect to such person when either (a) the Morgan Stanley Funds own less than 15% of our outstanding common stock or (b) with respect to vested shares and options under our Management Equity Plan, such person’s employment is terminated by us without “cause” or by such person for “good reason,” or upon such person’s death, “permanent disability” or “retirement” (in each case as defined in such agreement). No member of our senior management who is party to the Securityholder Agreement may make any sale of, or encumber, his or her shares of common stock if the average daily closing price on the securities exchange on which such shares of common stock are traded for the 20-trading day period immediately preceding such proposed sale or encumbrance is equal to or less than the $12.50 per share subject to certain exceptions.

We have agreed with each of our Institutional Stockholders, other than the Morgan Stanley Funds, that is a party to the Securityholder Agreement that such stockholder may not, directly or indirectly, transfer or encumber its shares of our common stock owned immediately prior to the closing of the Offering, subject to certain exceptions. These restrictions terminate when the Morgan Stanley Funds own less than 15% of our outstanding common stock.

We have agreed that the MSCP Funds, the J.P. Morgan Funds and the GM Stockholders have the ability, subject to certain exceptions, to require us to register the shares of common stock held by parties to the

Securityholder Agreement in connection with the resale of such shares, so long as the aggregate market value of the shares to be registered is at least $50 million, in the case of requests involving an underwritten public offering, or $15 million, in the case of any other public offering. In addition, each party to the Securityholder Agreement will have the ability to exercise certain “piggyback” registration rights in connection with other registered offerings by us. We have agreed to pay all registration expenses in connection with the exercise of the registration rights included under the Securityholder Agreement. In addition, we have agreed to indemnify the parties to the Securityholder Agreement who exercise their registration rights against certain liabilities, including under the Securities Act.

Employment of Related Parties

Mr. Michael Shea, brother of Mr. John Shea, and Mr. Thomas Larkin, brother-in-law of Mr. John Shea, Executive Vice President, Americas, are both employed as District Managers of one of our subsidiaries. Mr. Michael Shea and Mr. Larkin received total compensation of $119,773 and $94,987, respectively, in fiscal year 2005, in addition to customary employee benefits.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

EnerSys’ Executive Compensation Program is administered by the Compensation Committee of the Board of Directors. The Executive Compensation Program is structured and administered to support EnerSys’ goals and mission, which is to be a highly-focused, quality-driven, market-led and results-oriented company, seeking continually to outperform the market in terms of consistency, growth in earnings, quality of earnings and return on equity. The program is also structured to link executive compensation to EnerSys’ performance and, through programs which are substantially weighted in favor of the use of EnerSys stock as a compensation medium, to more closely align the interests of executive management with those of EnerSys’ stockholders.

The Compensation Committee evaluates and determines compensation awards for the Chief Executive Officer and, together with the Chief Executive Officer, determines the compensation awards for certain senior executive officers. The Chief Executive Officer also evaluates and approves compensation and awards for other officers and reviews executive compensation programs with EnerSys’ Compensation Committee. Such compensation and awards are based upon a number of factors, including an assessment of EnerSys’ results of operations and performance against financial goals relating to critical success factors, earnings and capital levels and other appropriate factors.

Compensation Philosophy

The Executive Compensation Program of EnerSys has been designed to:

•	align the interests of executives with the long-term interests of stockholders through award opportunities based on achievement of predetermined goals and objectives which result in ownership of common stock;

•	motivate key team members to achieve a superior level of quality performance and financial results by rewarding them for their achievement;

•	support a pay-for-performance policy that supplements overall company compensation amounts based on company-wide results, team oriented results and individual performance; and

•	provide the executive with an appropriate level of retirement income through the use of deferred compensation programs.

Components of Compensation

At present, the Executive Compensation Program is comprised of salary, annual short-term incentive opportunities in the form of cash awards based upon EnerSys’ performance, long-term incentive opportunities in the form of options to acquire EnerSys stock and employee benefits. The Company currently does not sponsor a supplemental executive retirement plan or any type of deferred compensation arrangement. As an executive’s level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based on performance incentives and less on salary and employee benefits, potentially causing greater variability in the individual’s absolute compensation from year-to-year. Predetermined financial goals and objectives are set by the

Compensation Committee in the case of the Chief Executive Officer and the other executive officers. The intent is to have short-term cash bonuses tied to achieving certain financial objectives. EnerSys has engaged and will continue to engage, from time to time, independent compensation consultants to review and analyze EnerSys’ base salary amounts, short- and long-term incentive opportunities and programs and EnerSys’ compensation policy and structure generally. The Committee expects that adjustments will be made in the future (i) to increase the annual base salaries of executive officers to reflect the competitive salary market, (ii) to modify the performance measures contained in the current incentive plans and programs, and (iii) to include some form of long-term incentive compensation.

Executive Officer Compensation

Base Salary. EnerSys has employment agreements with its principal executive officers that provide for annual reviews of their base salary, and any increases are typically effective on April 1. The Compensation Committee generally considers whether the executive officer’s base salary should be increased based on individual performance with a view toward ensuring that the base salary is competitive with that of executives in peer companies with comparable roles and responsibilities. No increases in base salary were granted during fiscal 2005 to our executive officers due, primarily, to the special bonus payments made to them in connection with our recapitalization.

Short-Term Incentive Compensation. Annually under our Management Incentive Plan (“MIP”), the Compensation Committee establishes a range of financial targets, based on the Company’s budget, which are subject to approval by our Board of Directors. Each executive officer has an established maximum cash bonus amount, which is a percentage of the executive’s base salary. For each executive officer, other than the Chief Executive Officer, this maximum amount is 60% of his base salary, with the actual amount of the bonus dependent upon the achievement of targeted objectives. The targeted objectives, which are identical to the targeted objectives of our Chief Executive Officer, include one profitability based metric and one metric related to the debt level of the Company. The annual bonus payment occurs after the fiscal year-end performance results have become available. Because the targets are based solely on the Company’s consolidated results, generally, all of our executive officers, other than the CEO, will receive that same percentage bonus, unless there are extraordinary circumstances. Bonuses of approximately 29% of base salary were paid under the MIP for the 2005 fiscal year because EnerSys achieved financial performance results that exceeded the minimum targets but were less than the maximum target amounts.

Long-Term Incentive Compensation.

During fiscal year 2005, the Compensation Committee did not recommend any stock-based or other long-term compensation awards to any EnerSys executive officers. The option awards received by our executive officers in fiscal year 2005, which are set forth in the table under “Executive Compensation,” were based on grants that were authorized in March 2002. The authorization, which occurred in connection with the issuance of preferred stock to certain of our stockholders, provided for the quarterly grant of stock options to our executive officers through the occurrence of our Offering. The last such grant was made on June 22, 2004. The Compensation Committee is evaluating the use of such awards for future years.

Chief Executive Officer Compensation

Base Salary. Pursuant to the employment agreement between EnerSys and Mr. Craig, as of April 1, 2003, for the 2004 fiscal year, Mr. Craig’s base salary was set at $725,000. As with other executive officers, Mr. Craig’s base salary is reviewed annually by the Compensation Committee, and increases are typically effective on April 1. The Compensation Committee generally considers whether the chief executive officer’s base salary should be increased based on individual performance with a view toward insuring that the base salary is competitive with that of executives in peer companies with comparable roles and responsibilities. Mr. Craig’s base salary was reviewed but was not increased for fiscal year 2005 due, primarily, to the special bonus payment made to Mr. Craig in connection with our recapitalization.

Short-term Incentive Compensation. The financial targets established by our Compensation Committee for the MIP, as described above, are applicable to the Chief Executive Officer. The Chief Executive Officer has an established maximum cash bonus amount, which is equal to 100% of his base salary, with the actual amount of the bonus dependent upon the achievement of targeted objectives. The targeted objectives, which are identical to the targeted objectives of our other executive officers, include one profitability based metric and one metric related to the debt level of the Company. The annual bonus payment occurs after the fiscal year-end performance results have become available. A bonus of approximately 49% of Mr. Craig’s base salary was paid under the MIP for the 2005 fiscal year because EnerSys achieved financial performance results that exceeded the minimum targets but were less than the maximum target amounts.

Long Term Incentive Compensation. During fiscal 2005, the Compensation Committee did not recommend any stock-based, or other long-term compensation award to the Chief Executive Officer. The option awards received by the Chief Executive Officer in fiscal year 2005, which are set forth in the table under “Executive Compensation,” were based on grants that were authorized in March 2002. Mr. Craig was also granted certain stock options pursuant to an authorization given in 2002. The authorization, which occurred in connection with the issuance of preferred stock to certain of our stockholders, provided for the quarterly grant of stock options to our executive officers, including our Chief Executive Officer, through the occurrence of our Offering. The last such grant occurred on June 22, 2004. The Compensation Committee is evaluating the use of such awards for future years.

The tables set forth under “Executive Compensation” and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion. This report has been furnished by the Compensation Committee whose members are:

Howard I. Hoffen, Chairperson

Eric T. Fry

Dennis S. Marlo

AUDIT COMMITTEE REPORT

Background

The members of the Audit Committee are Directors Dennis S. Marlo (Chairperson), Eric T. Fry and John F. Lehman. The Board, in the exercise of its business judgment, has determined that each member of the Audit Committee is “financially literate” as required under the NYSE’s listing standards and has determined that Mr. Marlo qualifies as the Committee’s “audit committee financial expert.” A minority of the members of the Committee will continue to be exempt from the independence requirements of Rule 10A-3 of the Exchange Act for a period of up to one year from the date the registration statement for our initial public offering was declared effective by the SEC. By July 26, 2005 (the first anniversary of the effective date of the registration statement for our initial public offering), the Audit Committee of the Board of Directors of EnerSys will be composed of three directors each of whom has been determined to be independent by EnerSys’ Board consistent with the listing standards of the NYSE. The additional new independent member to the Audit Committee will replace Mr. Fry so that all three of our Audit Committee members will be “independent.” For additional information relating to the responsibilities of EnerSys’ Audit Committee, see “Corporate Governance—Committees of our Board of Directors—Audit Committee.”

The Audit Committee is governed by a written charter, which complies with the requirements of the NYSE’s listing standards. A copy of the Audit Committee’s charter is attached hereto as Exhibit I and is posted on the Investor Relations page of EnerSys’ website at www.enersys.com.

Responsibility

Management is responsible for the preparation of financial statements and the integrity of the reporting process, including the system of internal and disclosure controls.

The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States.

The primary responsibilities of the Audit Committee are to select, engage and compensate EnerSys’ outside independent auditors and to oversee EnerSys’ financial reporting process on behalf of the Board. It is not the duty of the Audit Committee to prepare financial statements and related disclosures. It is also not the duty of the Audit Committee to plan or conduct audits, or to determine that EnerSys’ financial statements are complete and accurate and in accordance with generally accepted accounting principles in the United States.

Process and Recommendation

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2005, with EnerSys’ management and with EnerSys’ independent auditors, including a discussion of the quality, not just the acceptability of EnerSys’ accounting principles as applied in its financial reports, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee discussed with EnerSys’ internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with management to discuss EnerSys’ disclosure controls and procedures and internal control over financial reporting. The Audit Committee also meets with the internal and independent auditors, with and without EnerSys’ management present, to discuss the results of their examinations and overall quality of EnerSys’ financial reporting. The Audit Committee also reviewed with EnerSys’ CEO and CFO their certification relating to their evaluation of EnerSys’ disclosure controls, the completeness and accuracy of the financial statements and other financial information contained in the Form 10-K, and the process followed by the CEO and CFO to assure the truthfulness of such certificate.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors, the auditors’ independence from EnerSys and its management, including the matters in the written disclosures and letters which were received by the Audit Committee from the independent auditors as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended. During the course of the year, the Audit Committee also reviewed and considered the compatibility of its independent auditors’ performance of certain non-audit services with the maintenance of such auditors’ independence.

Based on the process referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

Sarbanes-Oxley Act Compliance

The Audit Committee is actively engaged in the oversight of the Company’s Sarbanes-Oxley Act Section 404 (“SOX”) compliance process, aimed at strengthening the effectiveness of internal control over financial reporting. At each Audit Committee meeting, one or more members of the SOX Project Team presented a status report as well as the timing for key deliverables. The Audit Committee acting both as a committee and through its chairperson also have regular access to the SOX Project Team through the Director of Internal Audit, who serves as the management liaison to the committee. In addition, the Audit Committee reviewed key initiatives and programs that are part of the process; regularly monitors the scope and adequacy of EnerSys’ internal auditing program and the tone of management at the top of the organization; and monitors the adequacy of internal staffing levels as well as external resources dedicated to the SOX process. Additionally, the Audit Committee monitors the status of testing and re-testing of identified controls and deficiencies, including the nature of the deficiencies as well as steps taken and milestones achieved toward implementation of recommended improvements in internal procedures and controls under SOX.

Fees of Independent Auditors

The following table sets forth the aggregate fees for the fiscal years ended March 31, 2005, and March 31, 2004, incurred for services provided by EnerSys’ principal accounting firm Ernst & Young LLP.

March 31, 2005
Audit Fees	$1,684,800
Audit-Related Fees	1,909,734
Tax Fees	451,614
All Other Fees	0

Total Fees	$4,046,148

Audit fees for fiscal year 2005 include fees associated with the annual audit of EnerSys and the reviews of EnerSys’ quarterly reports on Form 10-Q.

Audit-related fees for fiscal year 2005 consist of fees associated with the IPO, fees associated with target acquisitions and fees associated with general accounting consultations.

Tax fees for fiscal year 2005 consist of fees associated with income tax compliance, advice and planning.

March 31, 2004
Audit Fees	$1,733,581
Audit-Related Fees	2,109,595
Tax Fees	576,923
All Other Fees	0

Total Fees	$4,420,099

Audit fees for fiscal year 2004 consist of fees associated with the annual audit of EnerSys and the reviews of EnerSys’ quarterly reports on Form 10-Q

Audit-related fees for fiscal year 2004 consist of fees associated with acquisitions, fees associated with IPO consultation, and fees associated with general accounting consultations.

Tax fees for fiscal year 2004 consist of fees associated with income tax compliance, advice and planning

The Audit Committee considered whether the provision of nonaudit services by EnerSys’ principal auditors for the fiscal year ended March 31, 2005, was compatible with maintaining auditor independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors

The Audit Committee pre-approves all audit and non-prohibited, non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service. The Audit Committee may delegate pre-approval authority to one or more of its members. Any pre-approval decisions made under delegated authority must be communicated to the Audit Committee at or before the next scheduled meeting.

Appointment of Auditors for EnerSys’ 2006 Audit

The Audit Committee appointed Ernst & Young LLP to conduct the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ended March 31, 2006. EnerSys’ stockholders are being asked to ratify the Audit Committee’s selection of Ernst & Young LLP at the annual meeting to which this proxy statement relates.

Dennis S. Marlo, Chairperson

Eric T. Fry

John F. Lehman

STOCK PERFORMANCE GRAPH

The following graph compares the changes in cumulative total returns on EnerSys’ common stock with the changes in cumulative total returns of the New York Stock Exchange Composite Index, a broad equity market index, and the total return on a selected peer group index. The peer group selected is based on the standard industrial classification codes (“SIC Codes”) established by the U.S. government. The index chosen was “Miscellaneous Electrical Equipment and Suppliers” and is comprised of all publically traded companies having the same three-digit SIC Code (369) as EnerSys. The constituent companies are: Active Power Inc, Advanced Battery Technologies Inc., Alliance Imaging Inc., Arotech Corp. C & D Technologies Inc., Certron Corp. China BAK Battery Inc. Cooper Industries Limited, Cymer Inc. Ener1 Inc., Energizer Holdings Inc., Energy Conversion Devices Inc. Evercel Inc. Excel Technology Inc., Exide Technologies, Exim Internet Group Corp., Firearms Training Systems Inc., Houseraising Inc., Highbrid Technology Inc., Imation Corp., Infinite Group Inc., International Electronic Inc., IQ Power AG Namen-AKT, Johnson Controls Inc., Lasercard Corp., Lifestyle Innovations Inc., Lithium Technology Corp., Manhattan Scientifics Inc., Oak Ridge Micro Energy Inc. Power Technology Inc., Rofin Sinar Technologies, Satcon Technology Corp., Scientific Technologies Inc., Spectrum Brands Inc., TNR Technical Inc., Trans Max Technologies Inc., Ultralife Batteries Inc., Valence Technology Inc., Varian Semiconductor Equipment, Waters Instruments Inc., and Wilson Greatbatch Technologies Inc. The peer group data points are weighted by market capitalization of the constituent companies.

The graph was prepared assuming that $100 was invested in EnerSys’ common stock, the New York Stock Exchange Composite Index and the peer group on July 30, 2004.

Comparison Of Eight Month Cumulative Total Return*

For Year Ended March 31, 2005

Among EnerSys, The NYSE Composite (US) And A Peer Group

*	$100 invested on 7/30/04 in stock or index-including reinvestment of dividends. Fiscal year ending March 31.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires EnerSys’ officers and directors, and any persons owning more than ten percent of EnerSys’ common stock, to file reports of ownership and changes in ownership with the SEC and NYSE. Persons filing such reports are required by SEC regulation to furnish EnerSys with copies of all such reports filed with the SEC. Based solely on EnerSys’ review of any copies of such reports received by it, and on written representations from EnerSys’ existing directors and executive officers that no additional annual statements of beneficial ownership were required to be filed by such persons, EnerSys believes that all such statements were timely filed in fiscal year 2005 except for an acquisition of shares by Dennis S. Marlo in July 2004 that was reported late on a Form 5 in fiscal year 2005 due to an inadvertent oversight.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information concerning the beneficial ownership of our common stock by each director, each nominee for director, each Named Executive Officer, each holder of more than five percent of our common stock and all directors and executive officers as a group as of June 1, 2005.

Name	Number of Shares(1)		Percent (1)
MSCP IV, L.P. and MSCP IV 892, L.P.(2)(3) c/o Metalmark Capital LLC 1177 Avenue of Americas New York, NY 10036	25,001,078		54.2%
MSCI IV, L.P.(2) MSGEM Funds(2) 1585 Broadway New York, NY 10036	629,619 2,377,848		1.4 5.2
J.P. Morgan Funds(2)(4) 522 Fifth Avenue New York, NY 10036	2,774,167		6.0
GM Stockholders(2)(5) 767 Fifth Avenue New York, NY 10153	2,377,849		5.2
John D. Craig	2,248,352	(6)	4.7
Michael T. Philion	915,683	(7)	1.9
John A. Shea	845,004	(8)	1.8
Richard W. Zuidema	836,751	(9)	1.8
Raymond R. Kubis	445,875	(10)	1.0
Howard I. Hoffen	25,008,578	(11)	54.2
Eric T. Fry	25,008,578	(11)	54.2
Michael C. Hoffman	25,008,578	(11)	54.2
Chad L. Elliott	2,500	(12)	*
John F. Lehman	2,500	(13)	*
Dennis S. Marlo	12,500	(14)	*
All directors and executive officers as a group (12 persons, including Messrs. Craig, Philion, Zuidema, Shea and Kubis and Ms. Diuguid)	30,421,581	(15)	59.3

*	Less than 1% of the class based on 46,164,794 shares of common stock outstanding as of June 1, 2005.
(1)	Except as otherwise set forth below, based on 46,164,794 shares of common stock outstanding as of June 1, 2005. Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including, with respect to each owner, options exercisable by such owner within 60 days of the Record Date of June 1, 2005. Information about Institutional Stockholders is derived from Schedules 13G filed by the beneficial owners with the SEC with respect to the period ended December 31, 2004.
(2)	Metalmark, the Institutional Stockholders, certain members of our senior management and our company have entered into the Securityholder Agreement, which governs certain relationships among such parties. Metalmark and the Institutional Stockholders may be deemed to be a “group” for purposes of Section 13(d)(3) or Section 13(g)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder. For more information on the terms of, and the parties to, the Securityholder Agreement, see “Certain Relationships and Related Transactions—Securityholder Agreement” herein.
(3)	An affiliate of Metalmark manages MSCP IV, L.P. and MSCP IV 892, L.P. pursuant to the Subadvisory Agreement. As a result of the Securityholder Agreement and the Subadvisory Agreement, Metalmark may be deemed to control our management and policies.

(4)	Includes J.P. Morgan Direct Corporate Finance Institutional Investors LLC, J.P. Morgan Direct Corporate Finance Private Investors LLC and 522 Fifth Avenue Fund, L.P.
(5)	Includes First Plaza Group Trust and GM Capital Partners I, L.P.
(6)	Mr. Craig holds shared voting or investment power over 2,248,352 shares. The number and percentage of shares beneficially owned by Mr. Craig include 2,114,231 shares subject to options.
(7)	Mr. Philion holds shared voting or investment power over 915,683 shares. The number and percentage of shares beneficially owned by Mr. Philion include 862,018 shares subject to options.
(8)	Mr. Shea holds shared voting or investment power over 845,004 shares. The number and percentage of shares beneficially owned by Mr. Shea include 812,600 shares subject to options.
(9)	Mr. Zuidema holds shared voting or investment power over 836,751 shares. The number and percentage of shares beneficially owned by Mr. Zuidema include 804,347 shares subject to options.
(10)	Mr. Kubis holds shared voting or investment power over 445,875 shares. The number and percentage of shares beneficially owned by Mr. Kubis include 445,875 shares subject to options.
(11)	Messrs. Hoffen, Fry and Hoffman are Managing Directors of Metalmark and exercise shared voting or investment power over 25,001,078 shares, and 7,500 shares subject to options, beneficially owned by Metalmark. Messrs. Hoffen, Fry and Hoffman disclaim beneficial ownership of such shares as a result of their respective employment arrangements with Metalmark, except to the extent of their pecuniary interest therein ultimately realized.
(12)	Mr. Elliott holds shared voting or investment power over 2,500 shares. The number and percentage of shares owned by Mr. Elliott include 2,500 shares subject to options. Mr. Elliott disclaims beneficial ownership of such shares as a result of his employment arrangement with Metalmark.
(13)	Mr. Lehman holds sole voting and investment power over 2,500 shares. The number and percentage of shares beneficially owned by Mr. Lehman include 2,500 shares subject to options.
(14)	Mr. Marlo holds sole voting and investment power over 12,500 shares. The number and percentage of shares beneficially owned by Mr. Marlo include 2,500 shares subject to options.
(15)	Such persons hold shared or sole voting or investment power over 30,421,581 shares. The number and percentage of shares beneficially owned by such persons include 5,157,909 shares subject to options.

OTHER INFORMATION

Stockholder Proposals

Any stockholder who desires to submit a proposal for inclusion in EnerSys’ proxy materials relating to its 2006 Annual Meeting of Stockholders in accordance with the rules of the Securities and Exchange Commission must submit such proposal in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605 (Attn: Richard W. Zuidema, Secretary), no later than February 21, 2006.

In accordance with the Bylaws of EnerSys, a stockholder who desires to propose a matter for consideration at an annual meeting of stockholders, even if the proposal is not submitted by the deadline for inclusion in EnerSys’ proxy materials, must comply with the procedures specified in EnerSys’ Bylaws, including providing notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2006 Annual Meeting of Stockholders, this period will begin on March 23, 2006, and end on April 22, 2006.

Nominations for Election of Directors

In accordance with the Bylaws of EnerSys, a stockholder who desires to nominate candidates for election to the Board must comply with the proceeding specified EnerSys’ Bylaws, including providing proper notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2006 Annual Meeting of Stockholders, this period will begin on March 23, 2006, and end on April 22, 2006.

Notice Regarding Delivery of Stockholder Documents

Only one Annual Report and Proxy Statement will be sent to those stockholders who share a single household and who have consented to receive a single copy of such documents. This practice, known as “householding,” is designed to reduce EnerSys’ printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. However, if any stockholder residing at such an address desires to receive a separate Annual Report or Proxy Statement in the future, he or she may telephone EnerSys’ Investor Relations Department at (610) 236-4040 or write to “Investor Relations” at 2366 Bernville Road, Reading, Pennsylvania 19605 or by e-mail at investorrelations@enersys.com. If you are receiving multiple copies of our Annual Report and Proxy Statement, please request householding by contacting Investor Relations in the same manner.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of EnerSys’ previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this proxy statement or future filings made by EnerSys under those statutes, the information included under the captions “Report of the Compensation Committee on Executive Compensation” and “Stock Performance Graph,” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates these items by reference.

Annual Report for 2005

EnerSys’ Annual Report to the Stockholders for the year ended March 31, 2005, is enclosed herewith. EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2005, has been combined with the Annual Report to Stockholders, as permitted by SEC rules. EnerSys’ Annual Report is furnished to stockholders for their information. No part of the Annual Report is incorporated by reference herein.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF ENERSYS’ ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED MARCH 31, 2005, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, ENERSYS, 2366 BERNVILLE ROAD, READING, PENNSYLVANIA 19605, OR BY CALLING ENERSYS INVESTOR RELATIONS DIRECTLY AT (610) 236-4040. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF ENERSYS’ COMMON STOCK ENTITLED TO VOTE AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Richard W. Zuidema Secretary

EXHIBIT I

Charter of the Audit Committee of the Board of Directors

ENERSYS

AUDIT COMMITTEE CHARTER

I.	Purpose and Authority

The Board of Directors (the “Board”) of EnerSys (the “Company”) is responsible for this Charter and all changes thereto. The purpose of the Audit Committee (the “Committee”) of the Board, at a minimum, is to:

1. represent and assist the Board in fulfilling its responsibilities for general oversight of: (a) the accounting, financial reporting, and financial practices of the Company, including the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications and independence, and (d) the performance of the Company’s internal audit function and independent auditors;

2. prepare an audit committee report required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement; and

3. fulfill the additional duties and responsibilities set forth in Section IV below.

The Committee has the authority to engage outside legal, accounting or other advisors or experts as the Committee deems necessary to carry out its duties and responsibilities. The Committee shall receive from the Company appropriate funding, as determined by the Committee, for payment of reasonable expenses incurred in connection with any investigation and for payment of compensation to the Company’s independent auditor(s), any legal, accounting or other advisors or experts employed by the Committee, and for ordinary administrative expenses of the Committee that are necessary and appropriate to carry out its duties and responsibilities.

II.	Membership and Staffing

The Committee shall consist of at least three directors. The members of the Audit Committee shall be independent under the applicable NYSE listing standards and SEC rules, as determined in the business judgment of the Board, within the required time periods applicable to the Company following completion of its initial public offering. Each member of the Committee must meet the NYSE’s financial literacy requirements and at least one member must meet the NYSE’s accounting or related financial management expertise requirement and the SEC’s definition of “audit committee financial expert,” each as determined in the business judgment of the Board.

No member of the Audit Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board (1) determines that such simultaneous service would not impair the ability of the member to effectively serve on the Audit Committee and (2) discloses this determination in the Company’s proxy statement.

The Board shall appoint the members of the Audit Committee at least annually, and appoint a Committee Chairman. Audit Committee members may be replaced by the Board.

III.	Meetings and Procedures

The Committee shall convene at least four times each year, either in person or telephonically, and at such times and places as the Committee shall determine, with additional meetings called as the Committee deems appropriate. The Committee Chairman is responsible for the agenda, including input from management, staff and other Committee and Board members as appropriate. A majority of the Committee members shall be present to constitute a quorum for the transaction of the Committee’s business. The Committee shall meet regularly in separate executive sessions and also in private sessions with each of management, the internal auditors and the

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independent auditors to facilitate full communication. The Committee shall be given open access to the Company’s internal auditors, Board Chairman, the Company executives and independent auditors, as well as the Company’s books, records, facilities and other personnel. The Committee shall keep such records of its meetings as it deems appropriate and shall report regularly to the Board with respect to the Committee’s activities. Minutes of each meeting will be compiled by the Company’s Corporate Secretary who shall act as Secretary to the Committee, or in the absence of the Corporate Secretary, by an Assistant Corporate Secretary of the Company or any other person designated by the Committee. However, minutes of executive and private sessions will not be taken.

IV.	Duties and Responsibilities

Among its duties and responsibilities, the Committee shall:

1. Review and reassess annually the adequacy of this charter and submit the charter for approval of the full Board. The Committee also shall conduct an annual self-evaluation of the Committee’s performance.

2. Be directly responsible, in its capacity as a committee of the Board, for the appointment, evaluation, compensation, retention and oversight of the work of the Company’s independent auditor(s) (including resolution of disagreements between management and the independent auditor regarding financial reporting). The independent auditor(s) shall report directly to the Committee. The Committee shall also oversee the rotation of the independent auditors’ lead audit and concurring partners at least once every five years and the rotation of other audit partners at least once every seven years, with applicable time-out periods, in accordance with SEC regulations. The Committee shall determine whether to retain or, if appropriate, terminate the independent auditor(s).

3. Consider, at least annually, the qualifications, performance and independence of the independent auditors. Obtain and review a report by the independent auditors, as required by Independent Standards Board Standard No. 1, describing any relationships between the independent auditors and the Company and any other relationships that may adversely affect the independence of the auditors, and discuss the independent auditors’ report with the independent auditors.

4. Review and approve in advance, all audit and permitted non-audit services to be performed by the independent auditors, approve the overall scope of the audit and establish policies and procedures for the pre-approval of audit and permitted non-audit services to be provided by the independent auditors. The Committee may delegate to the Chairman of the Committee the authority, within agreed limits, to pre-approve permitted non-audit services. The Chairman shall report any decisions to pre-approve such services to the full Committee at its next meeting.

5. Set clear hiring policies for the Company’s hiring of employees or former employees of the independent auditors, and monitor compliance with such policies.

6. Review and discuss with management and the independent auditors:

(a) the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

(b) the scope of the audit, the results of the independent auditors’ annual audit examination and the independent auditors’ reports on the annual financial statements and reviews with respect to interim periods;

(c) material accounting policies and estimates, administrative and financial controls as well as major issues regarding accounting principles and financial statement presentations, including the impact of any significant and complex transactions, including any off-balance sheet structures, and any significant changes in the Company’s selection or application of accounting principles;

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(d) significant financial reporting issues and judgments made in connection with the preparation of the financial statements, and the independent auditors’ judgments on the quality, not just the acceptability, and consistent application of the Company’s accounting principles, the reasonableness of significant judgments, clarity of disclosures and underlying estimates in the financial statements;

(e) matters, including any adjustments, that individually or in the aggregate could be significant to the Company’s financial statements or the independent auditors’ report, and any audit problems or difficulties the independent auditors encountered in the course of their audit work, including any disagreements with management and any restrictions on the independent auditor’s activities or on access to requested information dealing with management related to the performance of the audit and management’s response to all such difficulties; and

(f) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analysis of the effects of alternative generally accepted accounting principles (“GAAP”) methods on the financial statements.

7. Review and discuss policies with respect to risk assessment and risk management.

8. Review periodically the effect of regulatory and accounting initiatives on the financial statements of the Company.

9. Recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

10. Discuss earnings press releases, as well as corporate policies with respect to earnings press releases and financial information and earnings guidance provided to shareholders, analysts and ratings agencies, paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information.

11. At least annually, obtain from and review a report by the independent auditors describing (a) the independent auditors’ internal quality control procedures, and (b) any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years regarding one or more independent audits performed by the independent auditors, and any steps taken to deal with any such issues.

12. Review and discuss the adequacy and effectiveness of the Company’s disclosure controls and procedures.

13. Review and discuss the adequacy and effectiveness of the Company’s internal controls, including any significant deficiencies in such controls and significant changes or material weaknesses in such controls reported by the independent auditors, the internal auditors or management, and any fraud, whether or not material, that involves management or other Company employees who have a significant role in such controls.

14. Review and discuss the adequacy and effectiveness of the Company’s information security policies and the internal controls regarding information security.

15. Implement and maintain an internal audit function within the Company. Review and discuss the overall scope, qualifications, resources, activities, organizational structure, effectiveness and results of the internal audit function. Approve the appointment, replacement, reassignment or dismissal of the Vice President of Internal Audit.

16. At each committee meeting, and at least quarterly, review, with the Company’s general counsel (or chief risk officer or person performing similar function if no person is appointed as general counsel), any risks or exposures relating to litigation, other legal matters, and other proceedings and regulatory matters that may have a significant impact on the Company’s financial statements.

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17. Oversee the company’s compliance systems with respect to legal and regulatory requirements and annually review the Company’s compliance program for its Code of Business Conduct and Ethics.

18. Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submissions by the Company’s employees of concerns regarding questionable accounting or auditing matters.

19. Receive and, if appropriate, respond to attorneys’ reports of evidence of material violations of securities laws and breaches of fiduciary duty and similar violations of U.S. or state law.

20. Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities, and review the results of significant investigations, examinations or reviews performed by regulatory authorities and management’s response.

21. Consider such other matters regarding the Company’s financial affairs, its controls, and the internal and independent audits of the Company as the Committee, in its discretion, may determine to be advisable.

22. Handle such other matters as are specifically delegated to the Committee by the Board from time to time.

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YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly voting via the telephone, Internet, or returning your proxy in the enclosed envelope.

Sign and date proxy card on the reverse side.

Please fold and detach card at perforation before mailing.

ENERSYS PROXY

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all director nominees listed in Proposal 1 and FOR Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

Proposal 1: ELECTION OF CLASS I DIRECTORS TO SERVE UNTIL 2008

(1) Eric T. Fry (2) John F. Lehman (3) Dennis S. Marlo

FOR all nominees listed above WITHHOLD authority to vote for

(except as marked to the contrary below) all nominees listed above

To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

Proposal 2: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS ENERSYS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2006

FOR AGAINST ABSTAIN

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please mark here if you plan to attend the Annual Meeting.

Mark this box if you have more than one account and want to discontinue receiving multiple copies of future annual reports and proxy statements.

(Continued and to be signed on the reverse side)

EnerSys.

Power/Full Solutions TM

c/o National City Bank

Corporate Trust Operations

Locator 5352

P. O. Box 92301

Cleveland, OH 44101-4301

VOTE BY TELEPHONE

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253-9837.

Vote by Telephone

Call Toll-Free using a

touch-tone telephone:

1-888-693-8683

Vote by Internet

Access the Website and

cast your vote:

www.cesvote.com

Vote by Mail

Return your proxy

in the postage-paid

envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on July 21, 2005, to be counted in the final tabulation.

If you vote by telephone or over the Internet, you do not need to mail your proxy card.

Sign and date proxy card below.

Please fold and detach card at perforation before mailing.

ENERSYS PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENERSYS.

The undersigned hereby appoints Richard W. Zuidema and Frank M. Macerato or any of them, with full powers of substitution, to act as proxy or proxies for the undersigned to vote all shares of Common Stock of EnerSys (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on July 21, 2005, at the Company’s corporate offices located at 2366 Bernville Road, Reading, Pennsylvania, 19605, at 10:00 a.m. local time and at any and all adjournments or postponements thereof, as indicated on the reverse.

Mark box for address change and note at left.

Dated: , 2005

Signature

Signature if held jointly

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each holder should sign.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.